Exhibit 99.1

Flexsteel to Retire Aging Dubuque Manufacturing Facility

DUBUQUE, Iowa--(BUSINESS WIRE)--September 21, 2016--Flexsteel Industries, Inc. (NASDAQ:FLXS) announced today that it intends to exit its manufacturing facility located on Jackson Street in Dubuque, IA. The facility dates back to 1897 and has become inefficient for manufacturing and costly to maintain.

Directly linked with this decision, the Company recently announced plans to invest up to $25 million in North American manufacturing infrastructure during the next two fiscal years to address aging facilities and improve efficiency.

Flexsteel employs a total of 250 associates at the manufacturing facility, with 185 of those associates represented by the United Steelworkers (Local 1861), Teamsters (Local 120) and Operating Engineers (Local 234).

Karel Czanderna, President and CEO, commented, “We have identified several viable locations for manufacturing. With our corporate history and long-term commitment to the Dubuque community, the Company desires to remain in the Dubuque area. However, before finalizing a decision regarding location, we must ensure we can operate in a new facility while remaining competitive in the market.”

With a targeted exit date of December 2017, the Company today initiated discussions with the unions regarding closing the manufacturing facility and the prospect of entering into new agreements that would apply to a new facility should Dubuque be selected. In addition, the Company will continue to work with the appropriate government and community agencies in potential locations to determine the final location of its manufacturing operation.

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer